EXHIBIT 4.2

                [Letterhead of Bagell, Josephs & Company, L.L.C.]

                                  March 2, 2005


Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC



Dear Sir/Madam:

We have read the first and fourth paragraphs of Item 4.01 included in the Form 8-K dated March 2, 2005 of Netfran Development Corp. to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,

/s/ Bagell, Josephs & Company, L.L.C.
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    Bagell, Josephs & Company, L.L.C.